Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of June 30, 2025 and

December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2025 and 2024

•	Unaudited interim condensed consolidated statements of financial position as of June 30, 2025 and December 31, 2024

•	Unaudited interim condensed consolidated statements of changes in equity for the six-month periods ended June 30, 2025 and 2024

•	Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2025 and 2024

•	Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Revenue from contracts with customers	4	1,048,998	714,067	610,542	396,715
Cost of sales:
Operating costs	5.1	(84,354)	(48,356)	(50,290)	(26,738)
Crude oil stock fluctuation	5.2	2,826	4,863	(6,206)	3,654
Royalties and others	5.3	(152,545)	(101,572)	(84,291)	(56,790)
Depreciation, depletion and amortization	11/12/13	(302,917)	(183,378)	(176,940)	(101,005)
Other non-cash costs related to the transfer of conventional assets	15	(14,859)	(16,897)	(7,619)	(7,792)

Gross profit		497,149	368,727	285,196	208,044

Selling expenses	6	(87,473)	(40,979)	(40,705)	(22,140)
General and administrative expenses	7	(57,743)	(44,500)	(29,712)	(22,390)
Exploration expenses		(344)	(33)	(164)	(2)
Other operating income	8.1	214,482	26,484	208,073	16,987
Other operating expenses	8.2	(25,161)	(1,023)	(23,969)	(908)
Impairment of long-lived assets	2.4.1	(38,252)	—	(38,252)	—

Operating profit		502,658	308,676	360,467	179,591

Income (loss) from investments in associates	17	(979)	—	(979)	—
Interest income	9.1	1,330	1,800	274	1,319
Interest expense	9.2	(64,387)	(16,116)	(40,106)	(11,219)
Other financial income (expense)	9.3	(9,849)	(22,760)	(25,841)	(130)

Financial income (expense), net		(72,906)	(37,076)	(65,673)	(10,030)

Profit before income tax		428,773	271,600	293,815	169,561

Current income tax (expense)	14	(146,608)	(169,402)	(80,286)	(105,613)
Deferred income tax benefit	14	35,917	116,093	21,760	75,692

Income tax (expense)		(110,691)	(53,309)	(58,526)	(29,921)

Profit for the period, net		318,082	218,291	235,289	139,640

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) profit from actuarial remeasurement related to employee benefits	25	(1,854)	66	(1,832)	17
- Deferred income tax benefit (expense)	14	649	(23)	642	(6)

Other comprehensive income for the period		(1,205)	43	(1,190)	11

Total comprehensive profit for the period		316,877	218,334	234,099	139,651

Earnings per share
Basic (in US Dollars per share)	10	3.169	2.266	2.257	1.444
Diluted (in US Dollars per share)	10	3.032	2.183	2.164	1.390

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of June 30, 2025 and December 31, 2024

(Amounts expressed in thousands of US Dollars)

	Notes	As of June 30, 2025	As of December 31, 2024
Assets
Noncurrent assets
Property, plant and equipment	11	4,792,465	2,805,983
Goodwill	12	22,576	22,576
Other intangible assets	12	13,646	15,443
Right-of-use assets	13	92,941	105,333
Biological assets		13,472	10,027
Investments in associates	17	48,558	11,906
Trade and other receivables	15	366,855	205,268
Deferred income tax assets		71,560	3,565

Total noncurrent assets		5,422,073	3,180,101

Current assets
Inventories	18	12,244	6,469
Trade and other receivables	15	476,920	281,495
Cash, bank balances and other short-term investments	19	153,823	764,307

Total current assets		642,987	1,052,271

Total assets		6,065,060	4,232,372

Equity and liabilities
Equity
Capital stock	20.1	697,752	398,064
Other equity instruments		32,144	32,144
Legal reserve		8,233	8,233
Share-based payments		(67,591)	45,628
Share repurchase reserve	20.2	179,324	129,324
Other accumulated comprehensive income (losses)		(12,262)	(11,057)
Accumulated profit (losses)		1,286,959	1,018,877

Total equity		2,124,559	1,621,213

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		91,672	64,398
Lease liabilities	13	47,388	37,638
Provisions	21	36,060	33,058
Borrowings	16.1	1,900,236	1,402,343
Trade and other payables	24	281,352	—
Employee benefits	25	17,942	15,968
Income tax liability		14,170	—

Total noncurrent liabilities		2,388,820	1,553,405

Current liabilities
Provisions	21	16,315	3,910
Lease liabilities	13	27,627	58,022
Borrowings	16.1	698,360	46,224
Salaries and payroll taxes	22	17,388	32,656
Income tax liability		328,414	382,041
Other taxes and royalties	23	33,235	47,715
Trade and other payables	24	430,342	487,186

Total current liabilities		1,551,681	1,057,754

Total liabilities		3,940,501	2,611,159

Total equity and liabilities		6,065,060	4,232,372

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the six-month period ended June 30, 2025

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2024	398,064	32,144	8,233	45,628		129,324	(11,057)	1,018,877	1,621,213

Profit for the period, net	—	—	—	—		—	—	318,082	318,082
Other comprehensive income for the period	—	—	—	—		—	(1,205)	—	(1,205)

Total comprehensive income	—	—	—	—		—	(1,205)	318,082	316,877

Ordinary and General Shareholder’s meeting on April 9, 2025:
Creation of share repurchase reserve (1)	—	—	—	—		50,000	—	(50,000)	—
Board of Directors’ Meeting on April 11, 2025:
Issuance of Serie A shares (2)	299,687	—	—	—		—	—	—	299,687
Share-based payments	1	—	—	(113,219	) (3)	—	—	—	(113,218)

Amounts as of June 30, 2025	697,752	32,144	8,233	(67,591)		179,324	(12,262)	1,286,959	2,124,559

(1)	See Note 20.2.
(2)	See Note 1.2.2 and 29.
(3)	Including 19,517 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the six-month period ended June 30, 2024

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2023	517,874	32,144	8,233	42,476		79,324	(4,427)	571,391	1,247,015

Profit for the period, net	—	—	—	—		—	—	218,291	218,291
Other comprehensive income for the period	—	—	—	—		—	43	—	43

Total comprehensive income	—	—	—	—		—	43	218,291	218,334

Share repurchase (1)	(49,982)	—	—	—		—	—	—	(49,982)
Share-based payments	1	—	—	(12,905	) (2)	—	—	—	(12,904)

Amounts as of June 30, 2024	467,893	32,144	8,233	29,571		79,324	(4,384)	789,682	1,402,463

(1)	See Note 20.1.
(2)	Including 16,423 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Cash flows from operating activities:
Profit for the period, net		318,082	218,291	235,289	139,640
Adjustments to reconcile net cash flows
Items related to operating activities:
Share-based payments	7	19,517	16,423	9,302	9,780
Net increase in provisions	8.2	1,418	1,023	226	908
Net changes in foreign exchange rate	9.3	(36,408)	11,779	(23,664)	(509)
Discount of assets and liabilities at present value	9.3	3,348	(55)	2,194	316
Discount for well plugging and abandonment	9.3	836	540	410	286
Income tax expense	14	110,691	53,309	58,526	29,921
Other non-cash costs related to the transfer of conventional assets	15	14,859	16,897	7,619	7,792
Employee benefits	25	396	157	198	76
Items related to investing activities:
Gain from Business Combination	8.1	(202,474)	—	(202,474)	—
Income (loss) from investment in associates	17	979	—	979	—
Interest income	9.1	(1,330)	(1,800)	(274)	(1,319)
Changes in the fair value of financial assets	9.3	(16,049)	2,087	(7,051)	(6,548)
Depreciation and depletion	11/13	298,667	180,732	174,837	99,647
Amortization of intangible assets	12	4,250	2,646	2,103	1,358
Impairment of long-lived assets	2.4.1	38,252	—	38,252	—
Items related to financing activities:
Interest expense	9.2	64,387	16,116	40,106	11,219
Amortized cost	9.3	6,683	684	6,216	367
Interest expense on lease liabilities	9.3	1,708	1,614	902	756
Other taxes interest	9.3	38,687	—	38,687	—
Other financial income (expense)	9.3	11,044	6,111	8,147	5,462
Changes in working capital:
Trade and other receivables		(115,390)	(136,331)	(95,519)	(19,797)
Inventories	5.2	(2,826)	(4,863)	6,206	(3,654)
Trade and other payables		(79,824)	12,605	(7,452)	16,459
Payments of employee benefits	25	(276)	(167)	(137)	(110)
Salaries and payroll taxes		(127,680)	(31,898)	(50,235)	3,001
Other taxes and royalties		(73,750)	(13,815)	(37,791)	(5,068)
Provisions	8.2	(638)	(841)	—	(747)
Income tax payment		(220,155)	(16,586)	(215,004)	(7,823)

Net cash flows provided by (used in) operating activities		57,004	334,658	(9,402)	281,413

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment and biological assets		(782,080)	(419,856)	(495,925)	(272,202)
Payment for Business Combination, net of cash acquired	29	(841,555)	—	(841,555)	—
Proceeds from the transfer of conventional assets	15	5,734	10,734	—	—
Payments for acquisitions of other intangible assets	12	(2,476)	(2,428)	(601)	(1,679)
Payments for investments in associates	17	(37,631)	(466)	(8,980)	(594)
Interest received	9.1	1,330	1,800	274	1,319

Net cash flows (used in) investing activities		(1,656,678)	(410,216)	(1,346,787)	(273,156)

Cash flows from financing activities:
Proceeds from borrowings	16.2	1,719,917	342,293	1,378,570	246,417
Payment of borrowings principal	16.2	(612,747)	(56,537)	(514,153)	(11,537)
Payment of borrowings interest	16.2	(54,234)	(10,102)	(43,668)	(4,424)
Payment of borrowings cost	16.2	(10,225)	(923)	(9,617)	(566)
Payment of lease	13	(46,784)	(21,927)	(23,710)	(10,916)
Share repurchase	20.1	—	(49,982)	—	(49,982)
Payments of other taxes interest	9.3	(10,256)	—	(10,256)	—
Payments of other financial results	9.3	(4,869)	(7,390)	(8,147)	(6,457)

Net cash flow provided by financing activities		980,802	195,432	769,019	162,535

Net (decrease) increase in cash and cash equivalents		(618,872)	119,874	(587,170)	170,792
Cash and cash equivalents at beginning of period	19	755,610	209,516	733,403	144,762
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		10,262	(7,828)	767	6,008
Net (decrease) increase in cash and cash equivalents		(618,872)	119,874	(587,170)	170,792

Cash and cash equivalents at end of period	19	147,000	321,562	147,000	321,562

Significant transactions that generated no cash flows
Acquisition of Vista Lach through the issuance of Serie A shares and an increase in trade and other payables	1.2.2 / 29	506,754	—	506,754	—
Acquisition of property, plant and equipment through increase in trade and other payables		156,422	299,950	156,422	299,950
Acquisition of property, plant and equipment through increase in trade and other payables related to the Farmout Agreement	11	109,538	—	109,538	—
Changes in well plugging and abandonment with an impact in property, plant and equipment	11	(8,881)	4,662	(4,166)	3,061

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017. On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de C.V.”.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

Its main office is located in City of Mexico, Mexico, at Mapfre Tower, Paseo de la Reforma Avenue 243, 18th floor, Colonia Renacimiento, Alcaldía Cuauhtémoc, zip code 06600.

As of June 30, 2025, and December 31, 2024, the Company´s main activity, through its subsidiaries, is the exploration and production of crude oil and natural gas (“Upstream”).

Except as mentioned in Note 1.2.2, there were no significant changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2024.

1.2 Significant transactions for the period

1.2.1 Agreement signed with Trafigura Argentina S.A. (“Trafigura”) related to the joint investment agreements in Bajada del Palo Oeste area (“Farmout Agreement”)

On December 16, 2024, the Company, through its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”), agreed to the assignment of Trafigura’s interest in the farmout agreements I and II in its own favor (See Notes 29.2.1.1 and 29.2.1.2 of the consolidated financial statements as of December 31, 2024), effective as from January 1, 2025, at which time the Company holds rights to 100% of the production from the pads subject to the Farmout Agreement.

Under the Farmout Agreement, Vista Argentina will pay 128,000 to Trafigura in 48 monthly and consecutive installments through December 2028 (“purchase price”).

In addition, Vista Argentina and Trafigura signed a crude oil marketing agreement (“COMA”), which is effective since January 1, 2025, by virtue of which Vista Argentina will sell 10,000 m³ of crude oil per month to Trafigura. The amount payable by Trafigura under the COMA its offset with Vista Argentina’s obligations under the Farmout Agreement.

As a consequence of the Farmout Agreement, the Company recognized: (i) an account payable of 107,749 related to the purchase price at fair value; and (ii) a net asset addition of 78,454, including 80,243 in “Property, plant and equipment” under “Production wells and facilities” (Note 11). Finally, the Company recognized an “Oil and gas properties” for 29,295 (Note 11).

As of June 30, 2025, Vista Argentina had offset an amount of 14,000 against the liability under the Farmout Agreement.

1.2.2 Acquisition of Petronas E&P Argentina S.A. (“PEPASA” currently Vista Energy Lach S.A. “Vista Lach”)

On April 15, 2025, the Company, through its subsidiary Vista Argentina, acquired the 100% of the capital stock of PEPASA, which holds a 50% working interest in La Amarga Chica unconventional concession (“LACh”), located in the Province of Neuquén, Argentina, from Petronas Carigali Canada B.V. and Petronas Carigali International E&P B.V. (the “Transaction”).

Under the terms of the Transaction, the total consideration amounted to 1,406,441, broken down as follows: (i) 899,687 paid in cash on the Transaction date; (ii) 299,687 paid through the transfer of 7,297,507 American Depositary Shares representing an identical number of Vista´s Serie A shares (“ADSs”) which are subject to lock-up restrictions, and (iii) a liability assumed with a nominal value of 300,000, to be settled in cash, with 50% due on April 15, 2029, and the remainder 50% due on April 15, 2030, without accruing interest. As of the Transaction date, the present value of the assumed liability amounts to 207,067.

For further information see Note 29.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

1.2.3 Corporate bond (“ON”) issuance under New York legislation by Vista Argentina

On June 10, 2025, the Company, through its subsidiary Vista Argentina, issued ON XXIX for 500,000 and an average 8-year term. It will be amortized in equal parts in 2031, 2032 and 2033; and has an annual interest rate of 8.50% payable on a semi-annual basis.

This ON is governed by United States and other foreign jurisdictions pursuant to Rule 144A and Regulation S under the U.S. Securities Act of 1933. It is issued under the “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym).

For further information, see Note 16.1.

Note 2. Basis of preparation and material accounting policies

2.1 Basis of preparation and presentation

These unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024, and for the six-month periods ended June 30, 2025 and 2024 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of June 30, 2025, and the results of operations for the six-month period ended June 30, 2025. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2024.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2024, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on July 10, 2025 and the subsequent events through that date are considered.

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

None of the accounting pronouncements applicable after December 31, 2024, and as of the date of these interim condensed consolidated financial statements had a material effect on the Company’s financial condition or result of its operations.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Except as mentioned in Note 1.2.2, there were no other changes in interest in Company subsidiaries during the six-month period ended June 30, 2025.

2.4 Summary of material accounting policies

2.4.1 Impairment of goodwill and property, plant and equipment, right-of-use assets and identifiable intangible assets (“long-lived assets”) other than goodwill

Long-lived assets are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other Cash Generating Units (“CGUs”).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of June 30, 2025, the Company oil and gas properties were grouped as follow:

•

In Argentina: (i) operated exploitation concessions of unconventional oil and gas; and (ii) non-operating exploitation concessions of conventional oil and gas; (iii) non-operating exploitation concessions of unconventional oil and gas.

•	In Mexico: (i) operated exploitation concessions of conventional oil and gas.

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

For the six months period ended as of June 30, 2025, the Company identified trigger events related to the CGU operated exploitation concessions of conventional oil and gas in Mexico. As result of the impairment analysis performed, for the six-month period ended June 30, 2025, the Company recorded an impairment of 38,252.

2.4.2 Business combination

The acquisition method is used to book business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for these acquisitions comprises:

(i)	The fair value of transferred assets;

(ii)	The liabilities incurred to former owners of the acquired business;

(iii)	The equity interests issued by the Company;

(iv)	The fair value of any asset or liability from a contingent consideration arrangement; and

(v)	The fair value of any previously held equity interest in the subsidiary.

Identifiable assets acquired and contingent liabilities assumed in a business combination are initially measured at fair values at the date of purchase.

The costs related to the acquisition are booked as incurred expenses. Goodwill is an excess of:

(i)	The consideration transferred; and

(ii)	The fair value of net identifiable assets acquired.

If the fair value of the acquiree’s net identifiable assets exceeds these amounts, before recognizing profit, the Company reassesses whether it has correctly identified all assets acquired and liabilities assumed, reviewing the procedures employed to measure the amounts to be recognized at the acquisition date. If the assessment still results in excess of the fair value of net assets acquired in relation to the total consideration transferred, gain from a bargain purchase is recognized directly in the consolidated statements of profit or loss and other comprehensive income, under “Gain from business combination” within “Other operating income”.

When the settlement of any cash consideration is deferred, the future amounts payable is discounted at their present value at the exchange date. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained under comparable terms and conditions.

Contingent consideration will be recognized at its fair value at the acquisition date. Contingent consideration is classified as equity or as a financial liability. The amounts classified as a financial liability are remeasured at fair value with changes in fair value through the consolidated statements of profit or loss and other comprehensive income. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

When the Company acquires a business, it assesses the financial assets acquired and liabilities incurred in relation to its adequate classification and designation according to contractual terms, economic circumstances and relevant conditions as of the acquisition date.

Oil reserves and resources acquired that may be measured reliably are recognized separately at fair value upon the acquisition.

Other potential reserves, resources and rights, which fair values cannot be measured reliability, are not recognized separately but are considered part of goodwill.

If the business combination is performed in stages, the previously held equity interest in the acquiree is measured at acquisition-date fair value. Profit or loss from such remeasurement is recognized in the consolidated statements of profit or loss and other comprehensive income.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company has a maximum period of 12 months from the date of acquisition to finalize the acquisition accounting. When it is incomplete as of the end of the year in which the business combination takes place, the Company reports provisional amounts.

As detailed in Note 1.2.2 and 29, during the six-month period ended June 30, 2025 the Company recognized the acquisition of Vista Lach as a business combination (“Business Combination”).

2.5 Regulatory framework

A -	Argentina

2.5.1 Changes in the foreign exchange framework

On April 11, 2025, the Central Bank of Argentina (“BCRA” by Spanish acronym) published a series of measures to loosen foreign exchange regulations, including:

(i) Establishing fluctuation bands within which the market value of the USD may range between 1,000 Argentine Pesos (“ARS”) and ARS 1,400, with the caps to be increased by 1% every month;

(ii) Removing the Export Increase Program for settling exports (see Note 2.5.2 to the annual financial statements as of December 31, 2024);

(iii) Authorizing profit distribution to foreign shareholders for fiscal years beginning as from 2025;

(iv) Relaxing the payment terms for foreign trade transactions;

(v) Lifting the 90-day restriction set by Communiqué “A” 7340 applicable to companies.

2.5.2 Gas market

2.5.2.1 Argentine promotion plan to stimulate natural gas production (“Gas IV Plan”)

For the six-month period ended June 30, 2025, and 2024, the Company received a net amount of 1,325 and 326, respectively.

As of June 30, 2025, and December 31, 2024, the receivables related to such plan stand at 2,452 and 3,007, respectively (Note 15).

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the six-month period ended June 30, 2025 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2024).

B -	Mexico

2.5.3 Exploration and production activities regulatory framework

2.5.3.1 Energy Reform

On March 18, 2025, the Mexican government enacted a reform introducing new legislation related to: (i) the Law governing the State-Owned Public Company Law Petróleos Mexicanos (“Pemex”) and (ii) the Hydrocarbons Sector Law. This reform includes, among other measures, the following provisions:

(i) Hydrocarbon exploration and exploitation contracts previously signed with the Mexican State prior to the enactment of the new legal provisions will remain effective and will continue to be governed by the terms and conditions under which they were originally granted, pursuant to laws and provisions in effect upon execution;

(ii) The management of these contracts, along with the regulatory and oversight powers related to hydrocarbon exploration and extraction, have been fully centralized under Mexico’s Secretariat of Energy (“SENER”), which has assumed the roles and responsibilities of the former National Hydrocarbons Commission (“CNH”);

(iii) Regulations issued by regulatory authorities prior to the reform will remain in effect and continue to apply, provided they do not conflict with the new legislation;

(iv) Authorizations and permits previously granted to the upstream sector by the SENER, the CNH or the former Energy Regulatory Commission (“CRE”) will remain valid and retain their legal effect.

(v)The issuance, amendment, or termination of upstream sector authorizations or permits will now be subject to the public policy established by the Mexican State through the SENER;

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

(vi) All subsidiary production companies of Pemex have been merged into the latter. The agreements entered into by these dissolved companies will remain in force and continue to have the same effects under the originally agreed-upon terms and conditions.

Likewise, the exploration and extraction activities will be carried out under three methods:

(i) Allocations for own development, which will be exclusively owned by Pemex, making it the sole operator. However, Pemex may enter into service provision contracts with third parties, provided that such agreements aim to maximize productivity and profitability, and that the consideration is paid in cash.

(ii) Mixed-use development allocations, which may be granted by SENER. This plan allows private investment in projects operated by Pemex, provided that the latter maintains at least a 40% interest.

(iii) E&P agreements, which may be entered into by the SENER only in exceptional cases if Pemex either refuses or is unable to carry out hydrocarbon development under the aforementioned plans. These contracts may be service agreements, production- or profit-sharing agreements, or licensing agreements.

The Energy Reform also involved an administrative reorganization, under which the responsibilities of the CNH and the CRE were transferred to the SENER and the newly established National Energy Commission (“CNE”). The SENER will oversee the regulation of the upstream sector.

Market Regulations

In February 2025, the Executive signed a voluntary agreement with Mexican gas station owners to cap the price of regular gasoline at Mexican Peso (“MXN”) 24 per liter for an initial six-month period. This measure aims to alleviate financial pressure on consumers.

The import and export of oil byproducts, petrochemicals and hydrocarbons, as well as their sale within Mexico are regulated activities subject to permits issued by the SENER. At present, in onshore projects, private operators sell their entire hydrocarbon production domestically to Pemex.

Other than mentioned above, there have been no significant changes in Mexico’s regulatory framework during the six-month period ended June 30, 2025 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2024).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss), and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and Liquefied Petroleum Gas (“LPG”) (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the six-month periods ended June 30, 2025, the Company generated 100% of its revenues related to assets located in Argentina. And for the six-month periods ended June 30, 2024, the Company generated 99% and 1% of its revenues related to assets located in Argentina and Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart summarizes noncurrent assets per geographical area:

	As of June 30, 2025	As of December 31, 2024
Argentina	5,372,653	3,128,742
Mexico	49,420	51,359

Total noncurrent assets	5,422,073	3,180,101

Note 4. Revenue from contracts with customers

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Goods sold	1,048,998	714,067	610,542	396,715

Total revenue from contracts with customers	1,048,998	714,067	610,542	396,715

Recognized at a point in time	1,048,998	714,067	610,542	396,715

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Revenues from crude oil sales	1,007,231	677,173	584,261	374,688
Revenues from natural gas sales	38,427	36,417	24,808	21,751
Revenues from LPG sales	3,340	477	1,473	276

Total revenue from contracts with customers	1,048,998	714,067	610,542	396,715

Distribution channels	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Exports of crude oil	596,497	288,567	359,798	160,103
Local crude oil	410,734	388,606	224,463	214,585
Local natural gas	32,404	23,324	22,043	15,803
Exports of natural gas	6,023	13,093	2,765	5,948
LPG sales	3,340	477	1,473	276

Total revenue from contracts with customers	1,048,998	714,067	610,542	396,715

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Fees and compensation for services	51,240	25,732	33,272	13,815
Salaries and payroll taxes	14,994	11,760	7,761	6,433
Employee benefits	6,040	3,746	3,026	2,251
Easements and fees	3,693	1,486	1,606	828
Consumption of materials and spare parts	1,953	1,959	768	1,225
Transport	1,792	1,456	1,116	846
Other	4,642	2,217	2,741	1,340

Total operating costs	84,354	48,356	50,290	26,738

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

5.2 Crude oil stock fluctuation

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Crude oil stock at beginning of the period (Note 18)	4,384	2,664	13,416	3,873
Increase from Business Combination (Note 29)	1,451	—	1,451	—
Less: Crude oil stock at end of the period (Note 18)	(8,661)	(7,527)	(8,661)	(7,527)

Total crude oil stock fluctuation	(2,826)	(4,863)	6,206	(3,654)

5.3 Royalties and others

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Royalties	117,347	80,200	66,718	44,972
Export duties	35,198	21,372	17,573	11,818

Total royalties and others	152,545	101,572	84,291	56,790

Note 6. Selling expenses

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Transport	55,780	18,377	22,296	9,706
Taxes, rates and contributions	12,679	12,450	6,652	6,855
Fees and compensation for services	9,739	4,719	4,620	2,605
Tax on bank account transactions	9,275	5,433	7,137	2,974

Total selling expenses	87,473	40,979	40,705	22,140

Note 7. General and administrative expenses

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Salaries and payroll taxes	21,371	16,814	11,121	7,100
Share-based payments	19,517	16,423	9,302	9,780
Fees and compensation for services	10,497	5,307	5,295	2,160
Employee benefits	3,111	2,413	1,590	1,511
Other	3,247	3,543	2,404	1,839

Total general and administrative expenses	57,743	44,500	29,712	22,390

Note 8. Other operating income and expenses

8.1 Other operating income

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Gain from Business Combination (1)	202,474	—	202,474	—
Gain from Exports Increase Program (2)	4,961	20,910	—	13,469
Other income	7,047	5,574	5,599	3,518

Total other operating income	214,482	26,484	208,073	16,987

(1)	See Note 1.2.2 and 29.
(2)

For the six-month periods ended June 30, 2025 and 2024, including 5,378 and 17,754 of gain, net of related costs, respectively (see Note 2.5.2 of the annual consolidated financial statements as of December 31, 2024).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

8.2 Other operating expenses

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Restructuring expenses (1)	(23,743)	—	(23,743)	—
(Provision for) contingencies (2)	(677)	(596)	(11)	(534)
(Provision for) reversal of materials and spare parts obsolescence (2)	(625)	(270)	(126)	(361)
(Provision for) environmental remediation (2)	(116)	(157)	(89)	(13)

Total other operating expenses	(25,161)	(1,023)	(23,969)	(908)

(1)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group´s structure.
(2)	These transactions did not generate cash flows. For the six-month period ended June 30, 2025, including 638 related to payments of contingencies.

Note 9. Financial income (expense), net

9.1 Interest income

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Financial interest	1,330	1,800	274	1,319

Total interest income	1,330	1,800	274	1,319

9.2 Interest expense

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Borrowings interest (Note 16.2)	(64,387)	(16,116)	(40,106)	(11,219)

Total interest expense	(64,387)	(16,116)	(40,106)	(11,219)

9.3 Other financial income (expense)

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Amortized cost (Note 16.2)	(6,683)	(684)	(6,216)	(367)
Net changes in foreign exchange rate	36,408	(11,779)	23,664	509
Discount of assets and liabilities at present value	(3,348)	55	(2,194)	(316)
Changes in the fair value of financial assets	16,049	(2,087)	7,051	6,548
Interest expense on lease liabilities (Note 13)	(1,708)	(1,614)	(902)	(756)
Discount for well plugging and abandonment	(836)	(540)	(410)	(286)
Other taxes interest (1)	(38,687)	—	(38,687)	—
Other (2)	(11,044)	(6,111)	(8,147)	(5,462)

Total other financial income (expense)	(9,849)	(22,760)	(25,841)	(130)

(1)	For the six-month period ended June 30, 2025, including a non-cash transaction of 28,431.
(2)	For the six-month periods ended June 30, 2025 and 2024, including non-cash transactions of 6,175 and 1,279, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 10. Earnings per share

a)	Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Profit for the period, net	318,082	218,291	235,289	139,640
Weighted average number of ordinary shares	100,381,546	96,333,092	104,263,344	96,690,120

Basic earnings per share	3.169	2.266	2.257	1.444

b)	Diluted

Diluted earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Profit for the period, net	318,082	218,291	235,289	139,640
Weighted average number of ordinary shares (1)	104,903,939	100,008,628	108,744,460	100,456,945

Diluted earnings per share	3.032	2.183	2.164	1.390

(1)	As of June 30, 2025, the Company has 105,469,783 outstanding shares that cannot exceed 106,078,535 shares.

Likewise, in accordance with IFRS accounting standards the average number of ordinary shares with a potential dilutive effect amounts to 104,903,939.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 11. Property, plant and equipment

The changes in property, plant and equipment for the six-month period ended June 30, 2025 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties	Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2024	8,264	54,066	500,908	3,216,787		191,207	89,085	4,060,317
Additions	—	—	—	—		538,633	86,004	624,637
Additions of Farmout Agreement (1)	—	—	29,295	80,243		—	—	109,538
Additions of Business Combination (2)	—	867	108,639	1,043,763		385,249	55,546	1,594,064
Transfers	—	2,354	—	466,096		(379,248)	(89,202)	—
Disposals	—	(19)	—	(10,611	) (3)	—	—	(10,630)
Impairment of long-lived assets (4)	(6)	(549)	(20,295)	(21,997)		(2,182)	(226)	(45,255)

Amounts as of June 30, 2025	8,258	56,719	618,547	4,774,281		733,659	141,207	6,332,671

Accumulated depreciation
Amounts as of December 31, 2024	(232)	(21,463)	(101,791)	(1,130,848)		—	—	(1,254,334)
Depreciation	—	(3,509)	(14,366)	(275,149)		—	—	(293,024)
Disposals	—	19	—	107		—	—	126
Impairment of long-lived assets (4)	—	421	1,341	5,264		—	—	7,026

Amounts as of June 30, 2025	(232)	(24,532)	(114,816)	(1,400,626)		—	—	(1,540,206)

Net value
Amounts as of June 30, 2025	8,026	32,187	503,731	3,373,655		733,659	141,207	4,792,465

Amounts as of December 31, 2024	8,032	32,603	399,117	2,085,939		191,207	89,085	2,805,983

(1)	See Note 1.2.1.
(2)	See Note 1.2.2 and 29.
(3)	Including 8,881 related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(4)	See Note 2.4.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the six-month period ended June 30, 2025:

	Goodwill	Other intangible assets
Cost
Amounts as of December 31, 2024	22,576	35,724
Additions	—	2,476
Impairment of long-lived assets (1)	—	(365)

Amounts as of June 30, 2025	22,576	37,835

Accumulated amortization
Amounts as of December 31, 2024	—	(20,281)
Amortization	—	(4,250)
Impairment of long-lived assets (1)	—	342

Amounts as of June 30, 2025	—	(24,189)

Net value
Amounts as of June 30, 2025	22,576	13,646

Amounts as of December 31, 2024	22,576	15,443

(1)	See Note 2.4.1.

Note 13. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the six-month period ended June 30, 2025, are detailed below:

	Right-of-use assets			Total lease liabilities
	Land and Buildings	Facilities and machinery	Total
Amounts as of December 31, 2024	15,551	89,782	105,333	(95,660)

Additions of Business Combination (1)	499	—	499	(594)
Additions, net	116	19,628	19,744	(19,738)
Depreciation (2)	(424)	(32,211)	(32,635)	—
Payments	—	—	—	46,784
Interest expense (3)	—	—	—	(5,807)

Amounts as of June 30, 2025	15,742	77,199	92,941	(75,015)

(1)	See Note 1.2.2.
(2)	Including the depreciation of drilling services capitalized as “Works in progress” for 26,992.
(3)	Including drilling agreements capitalized as “Works in progress” for 4,099.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 63 and 56 for the six-month periods ended June 30, 2025 and 2024, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 14. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Income tax
Current income tax	(146,608)	(169,402)	(80,286)	(105,613)
Deferred income tax	35,917	116,093	21,760	75,692

Income tax (expense) charged to statement of profit or loss	(110,691)	(53,309)	(58,526)	(29,921)

Deferred income tax charged to other comprehensive income	649	(23)	642	(6)

Total income tax (expense)	(110,042)	(53,332)	(57,884)	(29,927)

For the six-month periods ended June 30, 2025 and 2024, the Company’s effective rate was 26% and 20%, respectively.

The differences between the effective and statutory rate mainly include: (i) the application of the tax adjustment for inflation in Argentina; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; (iii) the accumulative tax losses not recognized in the period; and (iv) the gain from Business Combination (Note 8.1).

See Note 30 to the annual consolidated financial statements as of December 31, 2024.

Note 15. Trade and other receivables

	As of June 30, 2025	As of December 31, 2024
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Advance payments for transportation services (Note 27)	314,197	134,436
Receivables related to the transfer of conventional assets (1)	41,371	57,194
Prepaid expenses and other receivables	10,233	11,820
Turnover tax	275	164

	366,076	203,614

Financial assets:
Receivables from joint operations	643	1,243
Loans to employees	136	411

	779	1,654

Total noncurrent trade and other receivables	366,855	205,268

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	203,846	77,351

	203,846	77,351

Other receivables:
Prepayments, tax credits and other:
Value added tax (“VAT”)	147,021	90,704
Receivables related to the transfer of conventional assets (1)	40,073	46,018
Advance payments for transportation services (Note 27)	23,463	7,054
Prepaid expenses and other receivables	10,838	9,322
Income tax	4,824	4,431
Turnover tax	2,780	2,867

	228,999	160,396

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of June 30, 2025	As of December 31, 2024
Financial assets:
Accounts receivable from third parties (2)	11,081	29,040
Balances with related parties (Note 26)	—	4,741
Receivables from joint operations	29,298	5,586
Gas IV Plan (Note 2.5.2.1)	2,452	3,007
Advances to directors and loans to employees	612	742
Other	632	632

	44,075	43,748

Other receivables	273,074	204,144

Total current trade and other receivables	476,920	281,495

(1)

Related to the agreement signed with Petrolera Aconcagua Energía S.A. (“Aconcagua”) connected with the transfer of conventional assets (“transfer of conventional assets”). For the six-month periods ended June 30, 2025 and 2024, the Company recognized 14,859 and 16,897, respectively, mainly related to the amortization of the account receivable, in the unaudited interim condensed consolidated statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”.

Additionally, for the six-month period ended June 30, 2025, and 2024, the Company received 5,734 and 10,734, respectively, related to the transfer of conventional assets (See Note 3.2.7 to the annual consolidated financial statements as of December 31, 2024).

(2)	As of December 31, 2024, includes 13,200 with Aconcagua, related to the extension of the Concessions (See Note 28.5 to the annual consolidated financial statements as of December 31, 2024).

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of June 30, 2025, in general, accounts receivable has a 13-day term for sales of crude oil and a 57-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of June 30, 2025, and December 31, 2024, the provision for expected credit losses was recorded for 35 and 41 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 16. Financial assets and liabilities

16.1 Borrowings

	As of June 30, 2025	As of December 31, 2024
Noncurrent
Borrowings	1,900,236	1,402,343

Total noncurrent	1,900,236	1,402,343

Current
Borrowings	698,360	46,224

Total current	698,360	46,224

Total Borrowings	2,598,596	1,448,567

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of June 30, 2025	As of December 31, 2024
Fixed interest
Less than 1 year	697,531	45,381
From 1 to 2 years	283,939	185,356
From 2 to 5 years	314,579	404,395
Over 5 years	1,276,718	787,592

Total	2,572,767	1,422,724

Variable interest
Less than 1 year	829	843
From 1 to 2 years	25,000	25,000
From 2 to 5 years	—	—
Over 5 years	—	—

Total	25,829	25,843

Total Borrowings	2,598,596	1,448,567

See Note 16.4 for information on the fair value of the borrowings.

The carrying amounts of the Company’s borrowings as of June 30, 2025 and December 31, 2024 are as follows:

Subsidiary	Company	Execution date	Principal	Interest	Annual rate		Maturity date	As of June 30, 2025		As of December 31, 2024
Vista Argentina	Santander International	January, 2021	USD 11,700	Fixed	1.80%		January, 2026	31	(1)	68	(1)
Vista Argentina	Santander International	July, 2021	USD 43,500	Fixed	2.05%		July, 2026	77	(1)	79	(1)
Vista Argentina	Santander International	January, 2022	USD 13,500	Fixed	2.45%		January, 2027	28	(1)	28	(1)
Vista Argentina	ConocoPhillips Company	January, 2022	USD 25,000	Variable	SOFR + 2.01	(2) %	September, 2026	25,829		25,843
Vista Argentina	Citibank N.A.	April, 2024	USD 45,000	Fixed	5.00%		April, 2026	20,129		20,009
Vista Argentina	Banco Patagonia S.A.	July, 2024	USD 548	Fixed	11.00%		January, 2025	—		144
Vista Argentina	Citibank N.A.	January, 2025	USD 25,000	Fixed	5.00%		April, 2026	25,188		—
Vista Argentina	Banco de Galicia y Buenos Aires S.A.U.	January, 2025	USD 18,000	Fixed	6.50%		July, 2025	18,224		—
Vista Argentina	Banco de Galicia y Buenos Aires S.A.U.	January, 2025	USD 30,000	Fixed	6.50%		August, 2025	30,374		—
Vista Argentina	Banco de la Nación Argentina	January, 2025	USD 30,000	Fixed	2.00%		July, 2025	30,258		—
Vista Argentina	Banco de la Provincia de Buenos Aires	January, 2025	USD 20,000	Fixed	1.90%		September, 2025	20,033		—
Vista Argentina	Banco de la Provincia de Buenos Aires	January, 2025	USD 20,000	Fixed	1.90%		September, 2025	20,033		—
Vista Argentina	Banco Ciudad de Buenos Aires	February, 2025	USD 18,000	Fixed	4.50%		December, 2025	18,027		—
Vista Argentina	Banco Ciudad de Buenos Aires	April, 2025	USD 27,000	Fixed	3.00%		September, 2025	27,186		—

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Subsidiary	Company	Execution date	Principal	Interest	Annual rate	Maturity date	As of June 30, 2025	As of December 31, 2024
Vista Argentina	Banco Macro S.A.	April, 2025	USD 25,000	Fixed	6.90%	October, 2025	25,321	—
Vista Argentina	Banco de Galicia y Buenos Aires S.A.U.	April, 2025	USD 20,000	Fixed	6.50%	July, 2025	20,242	—
Vista Argentina	Banco de Galicia y Buenos Aires S.A.U.	April, 2025	USD 40,000	Fixed	6.25%	October, 2025	40,466	—
Vista Argentina	Banco Santander Argentina S.A.	April, 2025	ARS 10,000,000	Fixed	42.50%	July, 2025	771	—
Vista Argentina	Banco de la Nación Argentina	May 2025	USD 40,000	Fixed	5.50%	May, 2026	40,271	—
Vista Argentina	Banco Macro S.A.	May 2025	USD 10,000	Fixed	7.00%	November, 2025	10,161	—
Vista Argentina	BBVA Argentina S.A.	May 2025	USD 30,000	Fixed	7.10%	December, 2025	30,181	—
Vista Argentina	Citibank N.A.	May 2025	USD 40,000	Fixed	5.00%	May, 2027	40,178	—
Vista Argentina	Citibank N.A.	June, 2025	USD 10,000	Fixed	5.00%	May, 2027	10,008	—
Vista Argentina	Banco Macro S.A.	June, 2025	ARS 12,000,000	Fixed	35.00%	July, 2025	9,968	—
Vista Lach	Banco de Galicia y Buenos Aires S.A.U.	November, 2024	USD 20,000	Fixed	5.60%	November, 2025	20,666	—
Vista Lach	Banco de Galicia y Buenos Aires S.A.U.	March, 2025	USD 30,000	Fixed	7.60%	March, 2026	30,687	—
Vista Lach	Banco de Galicia y Buenos Aires S.A.U.	May, 2025	USD 30,000	Fixed	6.25%	November, 2025	30,288	—
Vista Lach	Banco de Galicia y Buenos Aires S.A.U.	May, 2025	USD 30,000	Fixed	6.25%	November, 2025	30,272	—
Vista Lach	Banco de Galicia y Buenos Aires S.A.U.	May, 2025	USD 20,000	Fixed	6.70%	December, 2025	20,180	—
Vista Lach	Banco de Galicia y Buenos Aires S.A.U.	June, 2025	USD 20,000	Fixed	8.00%	January, 2026	20,105	—

					Total		615,182	46,171

(1)	As of June 30, 2025 and December 31, 2024, it includes 24,350 of collateralized capital. The carrying amount corresponds to interest.
(2)	Secured Overnight Financing Rate (“SOFR”).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Moreover, Vista Argentina issued ON, under the name “Programa de Notas” approved by CNV. The following chart shows the carrying amount of ON as of June 30, 2025 and December 31, 2024:

Instrument	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of June 30, 2025		As of December 31, 2024
ON XII	August, 2021	USD-linked (1)	100,769	Fixed	5.85%	August, 2031	92,307		97,467
ON XV	December, 2022	USD	13,500	Fixed	4.00%	January, 2025	—		13,539
ON XVI	December, 2022	USD-linked (1)	63,450	Fixed	0.00%	June, 2026	63,350		63,429
	May, 2023	USD-linked (1)	40,785	Fixed	0.00%	June, 2026	40,702		40,525
ON XVII	December, 2022	USD-linked (1)	39,118	Fixed	0.00%	December, 2026	39,034		37,805	(2)
ON XVIII	March, 2023	USD-linked (1)	118,542	Fixed	0.00%	March, 2027	118,245		115,657	(2)
ON XIX	March, 2023	USD-linked (1)	16,458	Fixed	1.00%	March, 2028	16,422		16,414
ON XX	June, 2023	USD	13,500	Fixed	4.50%	July, 2025	13,535		13,477
ON XXI	August, 2023	USD-linked (1)	70,000	Fixed	0.99%	August, 2028	69,861		67,170	(2)
ON XXII	December, 2023	USD	14,669	Fixed	5.00%	June, 2026	14,701		14,657
ON XXIII	March, 2024	USD	60,000	Fixed	6.50%	March, 2027	40,616	(2)	40,569	(2)
	May, 2024	USD	32,203	Fixed	6.50%	March, 2027	32,755		32,722
ON XXIV	May, 2024	USD	46,562	Fixed	8.00%	May, 2029	46,900		46,860
ON XXV	July, 2024	USD-linked (1)	53,195	Fixed	3.00%	July, 2028	53,170		53,111
ON XXVI	October, 2024	USD	150,000	Fixed	7.65%	October, 2031	151,628		151,573
ON XXVII	December, 2024	USD	600,000	Fixed	7.63%	December, 2035	597,638	(3)	597,421	(3)
ON XXVIII	March, 2025	USD	92,414	Fixed	7.50%	March, 2030	94,038		—
ON XXIX	June, 2025	USD	500,000	Fixed	8.50%	June, 2033	498,512	(3)	—

						Total	1,983,414		1,402,396

					Total Borrowings		2,598,596		1,448,567

(1)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date.
(2)

As of June 30, 2025, the carrying amount of ON XXIII include 20,000 ONs repurchased by the Company, and as of December 31, 2024, the carrying amounts of ONs XVII; XVIII; XXI and XXIII include 1,200, 2,500, 2,650 and 20,000, respectively, of ONs repurchased by the Company.

(3)

As of June 30, 2025 and December 31, 2024, the ON contain covenants that will limit its ability to, among other things: (i) incur additional indebtedness and guarantee indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem our capital stock; (iii) prepay, redeem or repurchase certain debt; (iv) make loans and investments; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans; (vi) incur or permit to exist certain Liens; (vii) sell, transfer or otherwise dispose of assets; (viii) enter into sale and lease-back transactions; (ix) enter into transactions with affiliates; and (x) consolidate, amalgamate, merge.

With respect to the limitation on incurrence of indebtedness, Vista Argentina will not, and will not permit any of its subsidiaries, if any, to, directly or indirectly, incur any indebtedness. The company or any of its subsidiaries may incur indebtedness if, at the time of and immediately after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom:

(i) its Net Leverage Ratio (“NLR”) would not exceed 3.50. The NLR is calculated as the proportion of (a) Net debt (Borrowings and Lease liabilities minus Cash, bank balances and other short-term investments) to (b) EBITDA (“Earnings Before Interest, Tax, Depreciation and Amortization”);

(ii) its Interest Coverage ratio (“ICR”) would not be less than 2.00. The ICR is calculated as the proportion of (a) EBITDA to (b) interest expenses for the year.

All of the financial ratios and limitations described above will no longer apply if (i) the ON have an Investment Grade Rating from at least two Rating Agencies and (ii) no event of default has occurred and is continuing.

As of June 30, 2025 and December 31, 2024, Vista Argentina has been in compliance with all the covenants of its ON.

See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2024.

See Note 30 for information on subsequent borrowings events.

Under the aforementioned program, Vista Argentina may list ON in Argentina for a total principal up to 3,000,000 or its equivalent in other currencies at any time.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of June 30, 2025	As of December 31, 2024
Amounts at beginning of period	1,448,567	616,055
Proceeds from borrowings	1,719,917	1,320,897
Proceeds from borrowings of Business Combination (Note 29)	50,505	—
Payment of borrowings principal	(612,747)	(470,351)
Payment of borrowings interest	(54,234)	(53,897)
Payment of borrowings cost	(10,225)	(7,631)
Borrowings interest (1) (Note 9.2)	64,387	62,499
Amortized cost (1) (Note 9.3)	6,683	1,649
Changes in foreign exchange rate (1)	(14,257)	(20,654)

Amounts at end of period	2,598,596	1,448,567

(1)	These transactions did not generate cash flows.

16.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of June 30, 2025	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	2,757	2,757
Trade and other receivables (Note 15)	779	—	779

Total noncurrent financial assets	779	2,757	3,536

Cash, bank balances and other short-term investments (Note 19)	20,881	60,220	81,101
Trade and other receivables (Note 15)	247,921	—	247,921

Total current financial assets	268,802	60,220	329,022

Liabilities
Borrowings (Note 16.1)	1,900,236	—	1,900,236
Trade and other payables (Note 24)	281,352	—	281,352
Lease liabilities (Note 13)	47,388	—	47,388

Total noncurrent financial liabilities	2,228,976	—	2,228,976

Borrowings (Note 16.1)	698,360	—	698,360
Trade and other payables (Note 24)	430,342	—	430,342
Lease liabilities (Note 13)	27,627	—	27,627

Total current financial liabilities	1,156,329	—	1,156,329

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of December 31, 2024	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Trade and other receivables (Note 15)	1,654	—	1,654

Total noncurrent financial assets	1,654	—	1,654

Cash, bank balances and other short-term investments (Note 19)	119,841	124,065	243,906
Trade and other receivables (Note 15)	121,099	—	121,099

Total current financial assets	240,940	124,065	365,005

Liabilities
Borrowings (Note 16.1)	1,402,343	—	1,402,343
Lease liabilities (Note 13)	37,638	—	37,638

Total noncurrent financial liabilities	1,439,981	—	1,439,981

Borrowings (Note 16.1)	46,224	—	46,224
Trade and other payables (Note 24)	487,186	—	487,186
Lease liabilities (Note 13)	58,022	—	58,022

Total current financial liabilities	591,432	—	591,432

Below are income, expenses, profit, or loss from each category of financial instrument:

For the six-month period ended June 30, 2025:

	Financial assets/ liabilities at amortized cost	Financial assets/ liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	1,330	—	1,330
Interest expense (Note 9.2)	(64,387)	—	(64,387)
Amortized cost (Note 9.3)	(6,683)	—	(6,683)
Net changes in foreign exchange rate (Note 9.3)	36,408	—	36,408
Discount of assets and liabilities at present value (Note 9.3)	(3,348)	—	(3,348)
Changes in the fair value of financial assets (Note 9.3)	—	16,049	16,049
Interest expense on lease liabilities (Note 9.3)	(1,708)	—	(1,708)
Discount for well plugging and abandonment (Note 9.3)	(836)	—	(836)
Other taxes interests (Note 9.3)	(38,687)		(38,687)
Other (Note 9.3)	(11,044)	—	(11,044)

Total	(88,955)	16,049	(72,906)

For the six-month period ended June 30, 2024:

	Financial assets/liabilities at amortized cost	Financial assets/ liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	1,800	—	1,800
Interest expense (Note 9.2)	(16,116)	—	(16,116)
Amortized cost (Note 9.3)	(684)	—	(684)
Net changes in foreign exchange rate (Note 9.3)	(11,779)	—	(11,779)
Discount of assets and liabilities at present value (Note 9.3)	55	—	55
Changes in the fair value of financial assets (Note 9.3)	—	(2,087)	(2,087)
Interest expense on lease liabilities (Note 9.3)	(1,614)	—	(1,614)
Discount for well plugging and abandonment (Note 9.3)	(540)	—	(540)
Other (Note 9.3)	(6,111)	—	(6,111)

Total	(34,989)	(2,087)	(37,076)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

16.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

The following chart shows the Company’s financial assets measured at fair value as of June 30, 2025 and December 31, 2024:

As of June 30, 2025	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	2,757	—	—	2,757
Short-term investments	60,220	—	—	60,220

Total assets	62,977	—	—	62,977

As of December 31, 2024	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Short-term investments	124,065	—	—	124,065

Total assets	124,065	—	—	124,065

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1, Level 2 and Level 3 from December 31, 2024, through June 30, 2025.

16.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of June 30, 2025	Carrying amount	Fair value	Level
Liabilities
Borrowings	2,598,596	2,547,468	2

Total liabilities	2,598,596	2,547,468

16.5 Risk management objectives and policies concerning financial instruments

16.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during each period or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities.

The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2024, except for the following:

16.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of June 30, 2025 and 2024, the Company performed foreign exchange currency transactions, and the impact in the results of the period is recognized in the consolidated statement of profit or loss in “Other financial income (expense)”.

Most Company revenues are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the six-month period ended June 30, 2025 and for the year ended December 31, 2024, ARS depreciated by about 17% and 28%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

	As of June 30, 2025	As of December 31, 2024
Changes in exchange rate:	+/- 10%	+/- 10%
Effect on profit or loss before income taxes	24,150 / 24,150)	38,108 / (38,108)
Effect on equity before income taxes	24,150 / (24,150)	38,108 / (38,108)

Interest rate risk

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of June 30, 2025 and December 31, 2024, about 1% and 2% of indebtedness was subject to variable interest rates, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

For the six-month periods ended June 30, 2025, and 2024, the average interest rate for borrowings in ARS was 38.08% and 42.13%, respectively.

For the six-month period ended June 30, 2025, and 2024, the total variable interest rate of borrowings denominated in USD stood at 6.42% and 7.48%, respectively.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

The Company considers that the risk of an increase in interest rates is low; therefore, it does not expect substantial debt risk.

For the six-month period ended June 30, 2025, and for the year ended December 31, 2024, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 17. Investments in associates

As of June 30, 2025, and December 31, 2024, the Company holds the following interests in associates:

Company	Equity interest		Income (loss) from investments in associates		Investments in associates		Main activity
	As of June 30, 2025	As of December 31, 2024	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	As of June 30, 2025	As of December 31, 2024
VX Ventures AenP	100%	100%	—	—	13,622	11,894	Holding company
VMOS S.A.	10,2%	14,1%	(979)	—	34,936	12	Midstream

Total investments in associates			(979)	—	48,558	11,906

Note 18. Inventories

	As of June 30, 2025	As of December 31, 2024
Crude oil stock (Note 5.2)	8,661	4,384
Materials and spare parts	2,990	2,082
Assigned crude oil stock	593	3

Total inventories	12,244	6,469

Note 19. Cash, bank balances and other short-term investments

	As of June 30, 2025	As of December 31, 2024
Cash in banks	72,722	520,401
Mutual funds	53,397	115,368
Money market funds	20,881	119,841
Argentine government bonds	6,823	8,697

Total cash, banks balances and other short-term investments	153,823	764,307

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of June 30, 2025	As of December 31, 2024
Cash, bank balances and other short-term investments	153,823	764,307
Less
Argentine government bonds	(6,823)	(8,697)

Cash and cash equivalents	147,000	755,610

Note 20. Equity

20.1 Capital stock

As of June 30, 2025, and December 31,2024, the Company’s variable capital stock amounted to 697,752 and 398,064, respectively, represented by 105,469,781 and 95,285,451 fully subscribed and paid Series A shares with no face value, each entitled to one vote.

On April 11, 2025, through the Board of Directors’ Meeting, the Company approved an increase in the variable portion of its capital stock, as part of the consideration paid for the Transaction (Note 1.2.2 and Note 29), through the issuance of 7,297,507 Serie A shares, for a total amount of 299,687.

During the six-month period ended June 30, 2024, the Company repurchased 1,062,355 Serie A share for a total amount of 49,982, which, as of the date of issuance of these interim condensed consolidated financial statements, are held in Treasury.

Additionally, during the six-month period ended June 30, 2025, the Company issued 2,886,823 Series A shares in connection with the LTIP granted to its employees.

As of June 30, 2025, and December 31, 2024, the Company’s authorized capital includes 23,322,458 and 33,506,788 Series A ordinary shares, respectively, held in Treasury.

As of June 30, 2025 and December 31, 2024, the Company holds the 2 outstanding Series C shares.

For further information see Note 21 to the annual consolidated financial statements as of December 31, 2024.

20.2 Share repurchase reserve

On April 9, 2025, through the Ordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase of a fund to acquire own shares for 50,000, based on the Company’s nonconsolidated financial statements.

As of June 30, 2025 and December 31, 2024, the Company’s share repurchase reserve amounted to 179,324 and 129,324, respectively.

Note 21. Provisions

	As of June 30, 2025	As of December 31, 2024
Noncurrent
Well plugging and abandonment	34,051	31,026
Environmental remediation	2,009	2,032

Total noncurrent provisions	36,060	33,058

Current
Contingencies	12,398	14
Environmental remediation	2,473	2,484
Well plugging and abandonment	1,444	1,412

Total current provisions	16,315	3,910

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 22. Salaries and payroll taxes

	As of June 30, 2025	As of December 31, 2024
Current
Provision for bonuses and incentives	8,611	23,450
Salaries and social security contributions	8,777	9,206

Total current salaries and payroll taxes	17,388	32,656

Note 23. Other taxes and royalties

	As of June 30, 2025	As of December 31, 2024
Current
Royalties and others	28,940	26,008
Tax withholdings	3,669	12,497
Personal assets tax	—	8,132
Other	626	1,078

Total current other taxes and royalties	33,235	47,715

Note 24. Trade and other payables

	As of June 30, 2025	As of December 31, 2024
Noncurrent
Payables to third parties (1) (2)	281,352	—

Total other noncurrent accounts payables	281,352

Total noncurrent accounts payables	281,352	—

Current
Accounts payables:
Suppliers	406,843	435,768
Customer advances	—	37,651

Total current accounts payables	406,843	473,419

Other accounts payables:
Payables to third parties (2) (3)	23,106	13,200
Extraordinary fee for Gas IV Plan	343	415
Payables to partners of joint operations	50	152

Total other current accounts payables	23,499	13,767

Total current trade and other payables	430,342	487,186

(1)	As of June 30, 2025, includes 207,067 related to the acquisition of Vista Lach (Note 1.2.2 and 29).
(2)	As of June 2025, includes 74,385 and 23,106 related to the Farmout Agreement mentioned in Note 1.2.1.
(3)	As of December 31, 2024, the Company had a payable for 13,200, related to the extension of the Concessions (See Note 28.5 to the annual consolidated financial statements as of December 31, 2024).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The fair value of plan assets as of every period/year end per category, is as follows:

	Period from January 1, through June 30, 2025	Period from January 1, through June 30, 2024	Period from April 1, through June 30, 2025	Period from April 1, through June 30, 2024
Cost of interest	(392)	(154)	(196)	(75)
Cost of services	(4)	(3)	(2)	(1)

Total	(396)	(157)	(198)	(76)

	As of June 30, 2025
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(20,546)	4,578	(15,968)
Items classified as loss or profit
Cost of interest	(497)	105	(392)
Cost of services	(4)	—	(4)
Items classified in other comprehensive income
Actuarial remeasurement	(1,775)	(79)	(1,854)
Payment of contributions	1,013	(737)	276

Amounts at end of period	(21,809)	3,867	(17,942)

	As of June 30, 2025	As of December 31, 2024
US government bonds	2,757	—
Cash and cash equivalents	1,110	4,578

Total	3,867	4,578

See Note 23 to the annual consolidated financial statements as of December 31, 2024.

Note 26. Related parties’ transactions and balances

As of December 31, 2024, including 4,741, with VMOS S.A. booked under “Trade and other receivables” within the line “Balances with related parties” (Note 15).

As of June 30, 2025 and December 31, 2024, other than mentioned above, the Company carries no other balances with related parties and relevant transactions.

Note 2.3 to the annual consolidated financial statements as of December 31, 2024, provides information on the Company’s structure.

Note 27. Commitments and contingencies

The Company, through its subsidiary Vista Argentina and Vista Lach, made disbursements related to the commitments, as detailed below:

(i) As of June 30, 2025 and December 31, 2024, 214,835 and 121,813, respectively, related to the Duplicar Plus Project implemented by Oleoductos del Valle S.A.;

(ii) As of June 30, 2025 and December 31, 2024, 43,979 and 19,677, respectively, related to the project to expand the Puerto Rosales maritime terminal and pumping station implemented by Oiltanking Ebytem S.A.; and

(iii) As of June 30, 2025, 44,965 related to the Transportation Service Agreement for Vaca Muerta Centro Pipeline (“VMOC” by Spanish acronym);

(iv) As of June 30, 2025, 33,881 related to the Transportation Service Agreement for Vaca Muerta Norte Pipeline (“VMON” by Spanish acronym).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

See Notes 1.2.3.1; 28.1 and 28.2 to the annual consolidated financial statements as of December 31, 2024 for more information about the commitments.

There were no significant changes in commitments and contingencies for the six-month period ended June 30, 2025 (See Notes 28 and 29 to the annual consolidated financial statements as of December 31, 2024).

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the six-month period ended June 30, 2025 (See Note 30 to the annual consolidated financial statements as of December 31, 2024).

Note 29. Business Combination

As mentioned in Note 1.2.2, on April 15, 2025, the Company acquired 100% of Vista Lach’s shareholding, which was accounted as a business combination using the acquisition method, effective from the date when the Company obtained control of the acquiree.

Under the terms of the Transaction, the total consideration amounted to 1,406,441, broken down as follows: (i) 899,687 paid in cash on the Transaction date; (ii) 299,687 paid through the transfer of 7,297,507 ADSs, and (iii) a liability assumed with a nominal value of 300,000, to be settled in cash, with 50% due on April 15, 2029, and the remainder 50% due on April 15, 2030, without accruing interest. As of the Transaction date, the present value of the assumed liability amounts to 207,067.

The fair value of identifiable assets and liabilities as of the settlement date was preliminarily determined pursuant to IFRS 3 as follows:

As of March 31, 2025
Property, plant and equipment	1,594,064
Right-of-use assets	499
Deferred income tax assets	4,155
Trade and other receivables	321,086
Inventories	1,451
Cash, bank balances and other short-term investments	58,132

Total assets acquired	1,979,387

Provisions	12,013
Lease liabilities	594
Borrowings	50,505
Salaries and payroll taxes	562
Income tax liability	116,859
Other taxes and royalties	7,733
Trade and other payables	182,206

Total liabilities assumed	370,472

Total net assets measured at fair value	1,608,915

As of March 31, 2025
Cash consideration	(899,687)
Cash and cash equivalent acquired	58,132

Payment for Business Combination, net of cash acquired	(841,555)

Also, as a consequence of the difference between the consideration paid and the net assets identifiable, the Company recognized a gain for 202,474, booked in “Gain from Business Combination” within “Other operating income” (Note 8.1).

Since Vista Lach issues monthly financial information, the Company has considered the identifiable assets and liabilities as of March 31, 2025. Had the purchase price been allocated as from April 15, 2025, it wouldn’t have differed significantly.

The allocation of the aforementioned purchase price is preliminary, as the process for determining the current value is underway and will be completed during 2025.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As from acquisition date, Vista Lach contributed 185,290 in revenue from contracts with customers and 73,752 to the Company’s profit before income tax. Had the Business Combination occurred as from January 1, 2025, revenue from contracts with customers from continuing operations would have amounted to 1,265,233, and the Company’s profit before income tax from the continuing operations would have stood at 536,926.

Note 30. Subsequent events

The Company assessed events subsequent to June 30, 2025, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through July 10, 2025, date in which these financial statements were made available for issue:

•

On July 1, 2025, Vista Argentina signed a loan agreement with Banco Santander S.A. and Itau Unibanco S.A., Nassau Branch for a total amount of 250,000, at an annual interest rate of SOFR plus 4.50% and an expiration date on July 3, 2030.

•

On July 1, 2025, Vista Argentina signed a loan agreement with Banco de Galicia y Buenos Aires S.A.U. and Banco ICBC for a total amount of 150,000 and an expiration date on July 3, 2030. The fixed tranche will accrue interest at an annual interest rate of 8.80% and the variable tranche at an annual interest rate of adjusted SOFR plus 4%.

•	On July 2, 2025, Vista Argentina paid interest for an amount of 783 corresponding to loan agreement signed with Banco Santander Argentina S.A

•	On July 3, 2025, Vista Argentina paid principal and interest for a total amount of 9,968 corresponding to loan agreement signed with Banco Macro S.A. in April 2025.

•

On July 3, 2025, Vista Argentina entered into a credit line agreement with Banco ICBC for an amount of 100,000, at an annual interest rate of adjusted SOFR plus 4% and an expiration date on July 3, 2030. As of the date of these unaudited interim condensed consolidated financial statements, the amount disbursed totaled 50,000.

•	On July 7, 2025, Vista Argentina paid interest for an amount of 114 corresponding to loan agreements signed with Banco Santander International in July 2021 and January 2022.

•	On July 8, 2025, Vista Argentina paid interest for an amount of 398 corresponding to ON XXV.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

Note 31. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.2, on April 15, 2025, the Company, through its subsidiary Vista Argentina, acquired the 100% of the capital stock of PEPASA, which holds a 50% working interest in La Amarga Chica unconventional concession, located in the Province of Neuquén, Argentina, from Petronas Carigali Canada B.V. and Petronas Carigali International E&P B.V.

The Company has prepared this financial information to comply with the regulatory requirements set forth by the CNBV by Spanish acronym, which have been prepared in accordance with IFRS accounting standards as issued by the IASB. They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

This pro forma information has been prepared using most reliable information at the date of this financial statements, which is the annual financial statements of Vista Lach, that do not differ materially from the financial information, or pro-forma financial information, previously included in the Folleto Informativo.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the six month period ended June 30, 2024 (unaudited)

	Period from January 1, through June 30, 2024	Pro forma adjustments	Period from January 1, through June 30, 2024 Pro forma	Period from April 1, through June 30, 2024	Pro forma adjustments	Period from April 1, through June 30, 2024 Pro forma
Revenue from contracts with customers	714,067	431,598	1,145,665	396,715	243,917	640,632
Cost of sales:
Operating costs	(48,356)	(22,053)	(70,409)	(26,738)	(11,227)	(37,965)
Crude oil stock fluctuation	4,863	(416)	4,447	3,654	(358)	3,296
Royalties and others	(101,572)	(50,218)	(151,790)	(56,790)	(26,053)	(82,843)
Depreciation, depletion and amortization	(183,378)	(105,228)	(288,606)	(101,005)	(55,440)	(156,445)
Other non-cash costs related to the transfer of conventional assets	(16,897)	—	(16,897)	(7,792)	—	(7,792)

Gross profit	368,727	253,683	622,410	208,044	150,839	358,883

Selling expenses	(40,979)	(21,250)	(62,229)	(22,140)	(8,056)	(30,196)
General and administrative expenses	(44,500)	(16,774)	(61,274)	(22,390)	(8,768)	(31,158)
Exploration expenses	(33)	—	(33)	(2)	—	(2)
Other operating income	26,484	205,613	232,097	16,987	205,078	222,065
Other operating expenses	(1,023)	(322)	(1,345)	(908)	(323)	(1,231)

Operating profit	308,676	420,950	729,626	179,591	338,770	518,361

Interest income	1,800	20,456	22,256	1,319	20,456	21,775
Interest expense	(16,116)	(10,507)	(26,623)	(11,219)	(5,321)	(16,540)
Other financial income (expense)	(22,760)	(36,333)	(59,093)	(130)	(41,636)	(41,766)

Financial income (expense), net	(37,076)	(26,384)	(63,460)	(10,030)	(26,501)	(36,531)

Profit before income tax	271,600	394,566	666,166	169,561	312,269	481,830

Current income tax (expense)	(169,402)	(43,272)	(212,674)	(105,613)	(9,279)	(114,892)
Deferred income tax benefit	116,093	75,532	191,625	75,692	19,008	94,700

Income tax (expense)	(53,309)	32,260	(21,049)	(29,921)	9,729	(20,192)

Profit for the period, net	218,291	426,826	645,117	139,640	321,998	461,638

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
– Profit from actuarial remeasurement related to employee benefits	66	—	66	17	—	17
– Deferred income tax (expense)	(23)	—	(23)	(6)	—	(6)

Other comprehensive income for the period	43	—	43	11	—	11

Total comprehensive profit for the period	218,334	426,826	645,160	139,651	321,998	461,649

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the six-month periods ended June 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.2 Pro forma consolidated statement of financial position as of June 30, 2024 (unaudited)

	As of June 30, 2024	Pro forma adjustments	As of June 30, 2024 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	2,339,417	1,449,869	3,789,286
Goodwill	22,576	—	22,576
Other intangible assets	9,808	—	9,808
Right-of-use assets	61,832	677	62,509
Investments in associates	9,085	—	9,085
Trade and other receivables	155,415	87,428	242,843
Deferred income tax assets	3,828	—	3,828

Total noncurrent assets	2,601,961	1,537,974	4,139,935

Current assets
Inventories	9,513	10	9,523
Trade and other receivables	280,332	107,684	388,016
Cash, bank balances and other short-term investments	328,241	(328,241)	—

Total current assets	618,086	(220,547)	397,539

Total assets	3,220,047	1,317,427	4,537,474

Equity and liabilities
Equity
Capital stock	467,893	299,687	767,580
Other equity instruments	32,144	—	32,144
Legal reserve	8,233	—	8,233
Share-based payments	29,571	—	29,571
Share repurchase reserve	79,324	—	79,324
Other accumulated comprehensive income (losses)	(4,384)	—	(4,384)
Accumulated profit (losses)	789,682	(214,522)	575,160

Total equity	1,402,463	85,165	1,487,628

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	265,143	134,004	399,147
Lease liabilities	31,120	—	31,120
Provisions	17,207	5,208	22,415
Trade and other payables	—	393,368	393,368
Borrowings	699,909	300,000	999,909
Employee benefits	5,627	—	5,627

Total noncurrent liabilities	1,019,006	832,580	1,851,586

Current liabilities
Provisions	3,958	752	4,710
Lease liabilities	23,525	—	23,525
Borrowings	205,082	324	205,406
Salaries and payroll taxes	14,794	13,362	28,156
Income tax liability	151,747	10,574	162,321
Other taxes and royalties	32,024	—	32,024
Trade and other payables	367,448	374,670	742,118

Total current liabilities	798,578	399,682	1,198,260

Total liabilities	1,817,584	1,232,262	3,049,846

Total equity and liabilities	3,220,047	1,317,427	4,537,474